As filed with the Securities and Exchange Commission on March 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

REGENXBIO Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-1851754
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9600 Blackwell Road, Suite 210 Rockville, Maryland	20850
(Address of Principal Executive Offices)	(Zip Code)

2015 Equity Incentive Plan

(Full title of the plan)

Vittal K. Vasista

Chief Financial Officer

REGENXBIO Inc.

9600 Blackwell Road, Suite 210

Rockville, Maryland 20850

(Name and address of agent for service)

(240) 552-8181

(Telephone number, including area code, of agent for service)

Copies to:

Kerry Shannon Burke	Patrick J. Christmas
Matthew C. Franker	Senior Vice President, General Counsel
Covington & Burling LLP	REGENXBIO Inc.
One CityCenter	9600 Blackwell Road, Suite 210
850 Tenth Street, N.W.	Rockville, Maryland 20850
Washington, D.C. 20001	(240) 552-8181
(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.0001 par value per share (2015 Equity Incentive Plan)	1,251,810	$28.15	$35,238,451.50	$4,387.19
(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, and based upon the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq Global Select Market on March 1, 2018.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is filed by REGENXBIO Inc. (the “Company”) for the purpose of registering additional shares of its common stock, $0.0001 par value per share (the “Common Stock”), under the Company’s 2015 Equity Incentive Plan (the “Plan”).

The number of shares of Common Stock available for issuance under the Plan is subject to an automatic annual increase as of the first business day of the Company’s fiscal year equal to the lower of (a) 4.0% of the total number of shares of Common Stock outstanding on December 31 of the prior year or (b) a number of shares of Common Stock determined by the Company’s Board of Directors (the “Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the Plan was increased by 1,251,810 shares effective January 2, 2018. This Registration Statement registers the 1,251,810 additional shares of Common Stock available for issuance under the Plan as a result of the Evergreen Provision.

Of the 6,315,513 shares of Common Stock currently authorized by the Plan, (a) 2,952,100 shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-8 filed on September 17, 2015 (Commission File No. 333-206984), (b) 1,052,538 shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-8 filed on March 3, 2016 (Commission File No. 333-209899) and (c) 1,059,065 shares of Common Stock were registered pursuant to the Company’s Registration Statement on Form S-8 filed on March 7, 2017 (Commission File No. 333-216508) (collectively, the “Original Registration Statements”). Pursuant to General Instruction E to Form S-8 under the Securities Act of 1933, as amended, the contents of the Original Registration Statements, including any amendments thereto or filings incorporated therein by reference are incorporated herein by reference and made part of this Registration Statement. Any items in the Original Registration Statements not expressly changed hereby shall be as set forth in the Original Registration Statements.

PART II

Information Required in the Registration Statement

Item 3.Incorporation of Documents by Reference.

The following documents (File No. 001-37553) previously filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference:

•	the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 6, 2018 (the “2017 Annual Report”);
•	the Company’s definitive proxy statement on Schedule 14A for the 2017 Annual Meeting of Stockholders, filed with the SEC on April 13, 2017;
•

all other reports filed with the SEC pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Company’s 2017 Annual Report; and

•	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on September 9, 2015.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 8.Exhibits.

Exhibit No.	Description
4.1*	Restated Certificate of Incorporation (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on September 22, 2015).
4.2*	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on September 22, 2015).
4.3*

Specimen stock certificate evidencing the shares of Common Stock (incorporated by reference from Exhibit 4.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on August 17, 2015).

4.4*

2015 Equity Incentive Plan and form of option agreement thereunder (incorporated by reference from Exhibit 10.3 to Amendment No. 2 to the Company’s Registration Statement on Form S-1, filed with the SEC on September 15, 2015).

5.1	Opinion and Consent of Covington & Burling LLP.
23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Covington & Burling LLP (contained in Exhibit 5.1).
24.1	Power of Attorney (contained on signature page hereto).

*	Incorporated by reference

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on this 6th day of March, 2018.

REGENXBIO INC.

By:	/s/ Kenneth T. Mills
Kenneth T. Mills
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kenneth T. Mills and Patrick J. Christmas, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Kenneth T. Mills Kenneth T. Mills	President, Chief Executive Officer and Director (Principal Executive Officer)	March 6, 2018
/s/ Vittal Vasista Vittal Vasista	Chief Financial Officer (Principal Financial and Accounting Officer)	March 6, 2018
/s/ Donald J. Hayden, Jr. Donald J. Hayden, Jr.	Chairman of the Board of Directors	March 6, 2018
/s/ Daniel J. Abdun-Nabi Daniel J. Abdun-Nabi	Director	March 6, 2018
/s/ Luke M. Beshar Luke M. Beshar	Director	March 6, 2018
/s/ Allan M. Fox Allan M. Fox	Director	March 6, 2018
/s/ A.N. “Jerry” Karabelas A.N. “Jerry” Karabelas	Director	March 6, 2018
/s/ David C. Stump David C. Stump	Director	March 6, 2018
/s/ Daniel Tassé Daniel Tassé	Director	March 6, 2018